AB Cap Fund, Inc.

AB Multi-Manager Alternative Strategies Fund

1345 Avenue of the Americas

New York, New York 10105

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF

INFORMATION STATEMENT

(the “Notice”)

The Information Statement referenced in this Notice is available at

http://www.ABglobal.com/links/mf

This Notice is to inform you that an information statement (the “Information Statement”) regarding the retention of a new sub-adviser of AB Multi-Manager Alternative Strategies Fund (the “Fund”), a series of AB Cap Fund, Inc. (the “Company”), is now available at the website referenced above. Please note that this Notice is only intended to provide an overview of the matters covered in the Information Statement. We encourage you to access the Fund’s website to review a complete copy of the Information Statement, which contains important information about the new sub-adviser and sub-advisory agreement.

As discussed in the Information Statement, at a meeting held on June 24, 2015, the Board of Directors of the Company (the “Board”) approved the addition of Brigade Capital Management, LP (“Brigade”) as a sub-adviser of the Fund. The Investment Sub-Advisory Agreement between Brigade and AllianceBernstein L.P. (“AB”), the Fund’s investment manager, became effective on September 25, 2015, although Brigade has not yet managed assets of the Fund and the date on which Brigade will first manage Fund assets has not been determined.

The Company and the Fund’s investment manager, AllianceBernstein L.P. (“AB”), have received an exemptive order from the Securities and Exchange Commission that allows AB, subject to Board approval and certain other conditions, to hire new sub-advisers and make changes to existing sub-advisory agreements without obtaining shareholder approval. As required by this exemptive order, the Fund is required to provide information to shareholders about a new sub-adviser within 90 days of the hiring of the new sub-adviser. The Information Statement is designed to satisfy this requirement.

This Notice is being mailed on or about December 23, 2015, to all shareholders of record as of the close of business on December 22, 2015. A copy of the Information Statement will remain on the Fund’s website until at least March 23, 2016.

A copy of the Information Statement is available at http://www.ABglobal.com/links/mf (search “AB Multi-Manager Alternative Strategies Fund”). You can obtain a paper copy of the complete Information Statement, without charge, by writing the Fund c/o AllianceBernstein Investor Services, Inc., P.O. Box 786003, San Antonio, TX 78278-6003 or by calling (800) 227-4618. You can request a complete copy of the Information Statement until March 23, 2016. Please note that you will not receive a paper copy unless you request it.

Shareholders Sharing the Same Address. As permitted by law, only one copy of this Notice may be delivered to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of the shareholder reports and other materials that the Company sends. If you would like to receive an additional copy, please contact the Company by writing to the Company’s address shown above, or by calling the telephone number shown above. The Company will then promptly deliver, upon request, a separate copy of this Notice to any shareholder residing at an address to which only one copy was mailed. Shareholders wishing to receive separate copies of the Fund’s shareholder reports and other materials in the future, and shareholders sharing an address that wish to receive a single copy if they are receiving multiple copies, should also send a request as indicated.

This Notice and the Information Statement are for your information only and you are not required to take any action.

IS-0166-MMAS-1215